Exhibit 21

SUBSIDIARIES OF THE COMPANY

Entity	Name of State/Country of Incorporation
ViroPharma Biologics, Inc.	Delaware
VCO Incorporated	Delaware
VPDE Incorporated	Delaware
VPINT Incorporated	Delaware
VPMP Incorporated	Delaware
ViroPharma Limited	United Kingdom
ViroPharma SPRL	Belgium
ViroPharma SAS	France
ViroPharma GmbH	Germany
ViroPharma LLC	Switzerland
Auralis Limited	United Kingdom
ViroPharma S.r.l.	Italy
ViroPharma Spain SL	Spain
ViroPharma AB	Sweden
DuoCort Pharma AB	Sweden
ViroPharma Holdings Limited	Bermuda
ViroPharma Canada Incorporated	Canada